Code of Business Ethics and Conduct

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Message from the CEO and President

Dear Fellow Associates,

Good ethics are good business.  Ethics are at the core of our successful relationships with customers, competitors, and one another.  They are the foundation of our Company's good reputation.  They create a positive, productive work environment that helps us to attract and retain the best employees.  And they help us avoid legal and regulatory problems.

Most of us would never consider doing anything blatantly wrong, but wanting to "do the right thing" isn't always enough.  The laws and policies that affect your workplace can be complex, and the consequences of making the wrong choice are high.  A misunderstanding or error in judgment could result in fines and penalties for our company and the individuals involved.

It's critical that you learn how laws and policies apply to your daily decisions.  Start by reading through this Code of Business Conduct.  Review the laws and policies that affect your workplace and keep up to date on any revisions.  Speak up whenever you see anything that feels wrong to you.  Contact your supervisor if you are faced with an ethical dilemma.  If you feel uncomfortable talking to your supervisor about the problem, contact the Ethics Office.

Doing the right thing goes beyond the minimum requirement to understand and obey the letter of the law.  It requires us to apply the highest standards to every decision we make. Ethical decision making is not always easy, but the rewards are great.  When we become a role model for ethical behavior, we enhance our workplace, our home, and our community.

Sincerely,

URECOATS INDUSTRIES INC.

Timothy M. Kardok
CEO and President

March 28, 2003

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Code of Business Ethics and Conduct

Table of Contents

Message from the President	2

About the Code of Business Ethics and Conduct	4

Using the Code	4

Making Ethical Decisions	4

Reporting Violations	5

Our Shared Ethical Values	6

Respect in the Workplace	7
Equal Opportunity	7
Harassment	7
Sexual Harassment	8
Safe Workplace	9
Environmental Protection and Safety	10

Avoiding Conflicts of Interest	11
Outside Interests	11
Giving and Accepting Business Courtesies	12
Proper Use of Company Resources	12

Obligations to Customers, Competitors, and Regulators	14
Customer Satisfaction	14
Fair Competition and Anti-Trust Regulations	14

Protecting Important Information	17
Confidential Information	17
Insider Trading	18
Accurate Company Records	19

Representing Our Company to the Public	20
Involvement in Charitable and Political Activities	20
Communications with the Public or Media	20

Your Personal Commitment	22

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About the Code of Business Ethics and Conduct

All Urecoats Industries Inc. and subsidiaries (the "Company") employees, officers, and directors must read and use the Code to ensure that each business decision follows our Company's commitment to ethics, our Company policies, and the law.  Adherence to the Code and to our Company policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, shareholders, vendors, communities, and fellow employees.

The Code of Business Ethics and Conduct is a guide to legal and ethical conduct at our Company.

Using the Code

Read through the entire booklet. The Code applies to all employees, officers, directors, and agents worldwide.
  Think about how these guidelines apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.  Use the questions and answers to help clarify cases similar to those you may encounter.

If you have questions, ask your supervisor, Human Resources representative.
After you have read the Code of Business Ethics and Conduct, and feel your understand it, sign and date the Personal Commitment and return it to your supervisor.

Making Ethical Decisions

Situations that involve ethics and values are often complex. No Code can completely cover every workplace situation.  Sometimes, a law or policy clearly dictates the outcome.  More often, it is necessary to interpret the situation.

When faced with a decision, ask yourself these questions about the choice you are considering:

What feels wrong about this situation or action?
Is this situation against Company policy or the law?
How will our stakeholders be affected?
How will I be affected?

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Reporting Violations

Our Company expects you to be able recognize actual or potential problems, and to seek advice when you have a question.   If you observe or suspect a violation of the law or of this Code, report it to your supervisor, or manager. Reports are welcomed.  Reports help you, your co-workers, and our Company. You can make reports without fear of reprisal.

We respect our employees' right to privacy, but we fully investigate any behavior that damages the reputation of our Company or impacts the safety and rights of our employees, officers, and directors.  During an investigation of suspected violations, all employees, officers, and directors must fully cooperate with the investigation.

Most employees follow our Code. Employees, officers and directors who violate this Code are subject to disciplinary actions up to and including termination of employment.

The issuance of this Code does not represent an employment contract and creates no contractual rights between our Company and employees, directors, and officers. Employment-at-will provisions remain where they exist.

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Our Shared Ethical Values

Our Company values its reputation for honesty and integrity. We are committed to maintaining our reputation with employees, customers, stockholders, vendors, and the community.

Our business and personal interactions and decisions are guided by the following shared values:

We conduct business with honesty and integrity, fostering an attitude of mutual trust.
We uphold and fully comply with all laws, regulations, and policies governing business conduct.
We treat each employee with dignity, respecting individual differences.
We compete honestly and openly, in support of positive, ongoing business relationships.
We are committed to customer satisfaction. The quality of our products and services always meets or surpasses the expectations of our customers.
We support innovation and continuous improvement.
We hold each employee fully accountable for individual decisions and actions.
We are committed to honest and open communication at all levels.
As members of the local and global community, we commit to preserving and enhancing the environment.
We are committed to positive growth and the highest possible return on investment, without sacrificing ethical standards.

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Respect in the Workplace

Our Company is a place where people can perform to their highest potential and where individuality is respected.  We provide a safe workplace and an atmosphere that encourages positive interaction and creativity.

Equal Opportunity

At our Company, employees, directors, and officers are hired, paid, assigned, disciplined, or promoted based on qualifications, experience, contribution, and performance.  We do not discriminate on the basis of race, color, religion, sex, age, national origin, ancestry, sexual orientation, or other factors not related to a person's ability to do a job.  We make reasonable accommodations for the physical and mental disabilities of employees.

Keep In Mind

Employment, promotion, or compensation decisions are never influenced by personal relationships or discriminatory practices.

Equal Opportunity: Questions and Answers

A co-worker has made racist remarks about other employees. Some of my other co-workers have complained to me about this person. Can we make her stop?

Call your Human Resources Representative.  For an investigation to be conducted, HR will need specific information about the person's conduct.  It's also important to encourage those who may have been targets of racist remarks to contact Human Resources.

I want to apply for a job opening in another department.  It would be a promotion for me, and I have the experience, but everyone says the job will go to a younger person better connected to the hiring supervisor. Should I apply?

If you don't apply, the hiring supervisor won't know you are interested. The job will go to the person with the best qualifications and experience, regardless of age or other personal factors.

I've been assigned to a project with a co-worker whom I really dislike. Can I refuse to work with her?

You don't have to like everyone you work with, but you are expected to be able to work together well enough to complete the project.  You might try asking your supervisor or Human Resources representative to suggest some strategies for improving communication and minimizing personality conflicts with your co-worker.

I have a problem I need to take to Human Resources, but my supervisor has asked us to talk to him first before going to HR.  Maybe he just wants a chance to resolve the problem himself, but sometimes I think he doesn't want HR to know about our internal problems.  What should I do?

Employees are free to go to Human Resources, for any reason, without a supervisor's permission.  However, it's a good idea to try to work out a problem with your supervisor first, before going to an outside source.  If you think your supervisor will treat you fairly, start by talking with him.  If you believe for some reason that he won't be objective, feel free to go to HR or call the Helpline.

Harassment

Employees, directors, and officers must always treat one another with respect.  Harassing, intimidating or "bullying" behavior, including potentially offensive or degrading remarks and jokes, are not permitted.  Remember that even small, seemingly innocent actions can add up to create a "hostile" environment that is intolerable to others.

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If you believe you are being harassed or have been treated in a discriminatory fashion, alert your supervisor or Human Resources Representative.

Sexual Harassment

Sexual harassment a common form of harassment.  It can include: unwelcome sexual advances, requests for sexual favors, unsolicited physical contact, propositions, unwelcome flirtations, or offensive verbal, visual or physical conduct of a sexual nature.  Examples may include suggestive or lewd remarks, unwanted touches, or offensive jokes or visuals.

Sexual harassment is not always overt or deliberate.  In many cases, it is subtle.  Often, innocent or unintentional behavior can be considered harassment.  Examine your own actions.  Be sure you understand that apparently harmless actions may have a negative effect on others.

Keep In Mind

No matter what the medium—conduct, speech, written notes, photos, cartoons, or electronic mail—harassment is against our policy.

Harassment: Questions and Answers

I saw a cartoon on the bulletin board in the break room. I found it offensive, but when I complained to my supervisor she said I was "too sensitive." What can I do?

Offensive cartoons that are left in view could be considered a "hostile environment" under harassment policies.  Your supervisor was wrong to ignore your complaint.  Report the incident to your Human Resources Representative.

I've been talking a lot to a co-worker. I've just found out that my actions were reported and now I'm being accused of sexual harassment. What's going to happen to me?

First, understand that our Company takes this kind of report seriously and thoroughly investigates to learn the truth.  You will likely be interviewed by a Human Resources representative, and given an opportunity to tell your side of the story.  Any warning or other action will be based upon the seriousness of the conduct, past warnings, and your attitude about the incident.

A co-worker has made repeated references to my sexual orientation, including gestures and derogatory names.  I confronted my co-worker and was told it was only a joke.  The behavior has not stopped.  What can I do?

Consult your Human Resources representative immediately.  Be prepared to provide specific information, including what was said, and when.  To conduct a thorough investigation, your HR representative also needs to know the names of any co-workers who may have heard this person speak in a derogatory manner.  "I was only joking" is not an excuse for harassment.

I forwarded some email jokes to a co-worker. I thought it was harmless fun, but another worker saw them, got offended, and then told our supervisor. What happens now?

Messages sent on our Company networks are subject to the policies contain in this Code and other Company policies on communications.  If your "jokes" violate our policy on harassment or non-discrimination, you will be subject to disciplinary action.  Do not send anything via email that you could not send on regular Company letterhead.

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Safe Workplace

The working conditions at our Company are intended to protect the health and safety of our employees, officers, and directors.  You should continually assess the working environment to be sure it meets legal, policy, and common sense requirements.

Drugs and Alcohol in the Workplace

Our Company is committed to maintaining a workplace that is drug and alcohol free.  Substance abuse—the misuse of drugs or alcohol—negatively affects productivity, attendance, and on-the-job safety.  Employees, officers, and directors are forbidden to sell, distribute, possess, or use illegal drugs or controlled substances on Company time or premises.

An employee who is unfit to work due to the effects of alcohol or drugs is subject to disciplinary action, up to and including termination.  We retain the right to search Company property at any time, including but not limited to offices, desks, and lockers.  Confiscated illegal substances will be turned over to the appropriate authorities.

We test for drug use before hiring, and also may test for drug use if an employee shows signs of use during working hours. Drug testing policies adhere to local laws.

Workplace Violence

To preserve employee safety and security, weapons, firearms, ammunition, explosives, and incendiary devices are forbidden on Company property.  In addition, acts or threats of violence, including extreme or inappropriate verbal or physical threats, are not tolerated.

In many cases, abusive, erratic, or hostile words and actions are a precursor to more serious violent behavior.  Specific behaviors that could lead to violence include increased use of drugs or alcohol, an increase in absenteeism, depression and withdrawal, verbal abuses to coworkers and/or supervisors, noticeably unstable emotional responses, resistance and over-reaction to changes, escalation of domestic problems, and increased unsolicited comments about weapons.  Report behavior that threatens the safety of employees or property or has the potential to become violent to your supervisor, Security or Human Resources representative.

Keep In Mind

Sale, possession, distribution, or use of illegal drugs or controlled substances will not be tolerated on Company time or premises.

Safe Workplace: Questions and Answers

What should I do if I see a violent or threatening situation developing?

If you see or hear any act that carries the potential for violence, call your supervisor or facility security. Act immediately.

I overheard a co-worker threatening another employee. The other employee was upset after the threatening person left, but did not want to report the incident. Should I tell someone?

Tell your supervisor about the incident immediately. Our Company investigates all reported acts or threats of violence.

One of my co-workers is sometimes sluggish and slow, and often argumentative. I suspect drug use. Should I report it?

It would be wise to report the matter in order to prevent injury and/or damages to facilities and equipment.  You might mention it to your co-worker first to give him or her a chance to deal with the problem, but if this isn't comfortable for you, contact your supervisor or Human Resources representative.

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Environmental Protection and Safety

Our Company strives to minimize its impact on the environment and to protect the health and safety of employees.  We will comply with all applicable environmental, safety, and health laws and regulations.  Where laws and regulations do not exist, we will apply responsible standards.

We rely on employees to identify any existing and potential hazards that have or can cause injury.  Employees, officers, and directors are encouraged to promptly report any concerns, accidents, or "close calls", so problems or potential problems can be investigated and resolved before becoming more serious.

Keep In Mind

If you observe an unsafe or potentially hazardous condition, report it to your supervisor.

Environmental Protection and Safety: Questions and Answers

Environmental protection laws are so complex, how do I know when to be concerned about a particular situation?

The laws can be complex, but you don't need to understand every detail before you report an environmental concern.  In general, certain materials should be properly labeled, used, stored, and transported.  Waste substances must be recycled or disposed of properly.  If you use specific materials on your job, you should understand their properties and hazards in detail.  If you are unsure, ask!

I saw someone pouring chemical waste down the drain. What should I do?

Notify your supervisor or your safety office without delay.  Improperly discarded chemical wastes, even those that seem harmless, may pose unexpected dangers.  Pouring chemicals down the drain, besides causing damage to your site's drainage system, might be illegal and can result in criminal or civil prosecution for employees of our Company.

How do I know when a working condition is hazardous?

Common sense may tell you a condition is hazardous, but some situations are not so obvious.  Report all potential problems to your supervisor or safety office immediately.  No harm is done if you mention something that turns out not to be a problem.  But if you remain silent, the uncorrected condition may hurt you or someone else later.

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Avoiding Conflicts of Interest

Our decisions must be impartial.  Allowing personal bias or outside interests —financial, political, or social —to influence our decisions compromises the integrity of employees, officers, and directors. Avoid any investment, interest, association, or activity that may cause others to doubt our fairness or integrity, or your ability to perform duties objectively.

Outside Interests

If you or a member of your family, roommate, or other significant individual has a financial interest in a customer, competitor or supplier firm, that interest can impact your ability to make impartial decisions on behalf of our Company.  Report any financial interests of this nature to your management.

If you hold a job outside of our Company, that job must not interfere with your ability to perform your assigned Company duties during regularly assigned work hours.  Employment by a customer, supplier, dealer, or competitor is a conflict of interest and is not allowed.

Although our Company encourages its employees, officers, and directors to participate in professional, political, civic, or community organizations, be sure to make it clear that you are participating as an individual and not as a representative of the Company.

Keep In Mind

Acceptable outside interests and activities, whether financial, business, or community oriented, should not affect your job performance or loyalty, or jeopardize our Company reputation.

Outside Interests: Questions and Answers

What are some examples of conflicts of interest?

Examples of conflicts of interest are: having a financial interest in a private company, serving as a board member of an institution with which our Company does business, holding a second job that interferes with your ability to do your regular job, or hiring a supplier managed by a relative.

I am considering a temporary job that will require me to work nights and weekends.  I am usually on call for overtime in the evenings, but my temporary job will make that impossible.  Can I say no to Company overtime?

If overtime is part of your job requirement at our Company, your temporary job will interfere with your ability to meet performance standards. You should not accept the temporary job.

A supplier I regularly deal with has offered me a substantial discount on supplies purchased for a non-profit group in which I am active. Can I accept his offer? Should I report it?

You cannot accept this offer because it has the appearance of undue influence.  If you accepted this offer, you would not be able to deal with this supplier in the future without feeling obligated to him.  Report the offer to your supervisor or Human Resources representative.

A long-time time friend recently took a job with a Company supplier. We've socialized frequently for a number of years. With my friend's new job, has our friendship turned into an ethical problem?

Company policy is not intended to disrupt personal friendships.  However, if you select or supervise the supplier or the individual on behalf of our Company, you should disclose your friendship to management and excuse yourself from participating in decisions on the supplier.

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Giving and Accepting Business Courtesies

Business courtesies such as meals, tickets to events, entertainment, or small tokens are frequently offered or exchanged in the normal course of business.  To be sure that our business transactions are impartial and free from outside influence, no employee, officer, or director should give or accept any item that could be construed as a bribe or kickback, or perceived as trying to influence fair judgment.  Never accept cash or its equivalent in connection with the negotiation of a business transaction.

Items of nominal value which are widely available to others, such as promotional items like pens, hats, notepads, or mugs, may be given or accepted.  If you are not sure whether a particular item or gift can be given or accepted, consult your supervisor.

Unique laws apply to government officials and employees.  For example, the U.S. has strict laws about providing anything, including refreshments, to a government employee.  When doing business with government agents or employees, be sure you understand applicable regulations.

If you conduct business worldwide, be sure you fully understand all U.S. and local laws and regulations, as well as local customs and norms.

Keep In Mind

Business courtesies should never influence, or give the appearance of influencing, your ability to make business decisions that represent the best interests of our Company.

Business Courtesies: Questions and Answers

What is meant by a business courtesy?

A business courtesy is any benefit for which the recipient does not pay fair market value.  This can include entertainment, meals, beverages, recreation, hospitality, transportation, discounts, tickets, and passes.

A good customer recently offered me the use of his vacation house for the weekend. He owns the place so it's not really costing him anything to let me stay there. Can I go?

No. This offer is very valuable, even though your customer is not "paying" for your stay. Accepting this offer violates our Company policy on accepting business courtesies.

I received a baseball cap as a promotion from a supplier. Should I send it back?

Items with a nominal value (less than $10) can be accepted.

Around the holidays, our suppliers all send gift baskets to the office to thank us for our business. Are we wrong to accept these gifts?

When such gifts are shared among all co-workers, it's all right to accept them if they are not lavish. Be sure that someone thanks the supplier on behalf of our Company.

Proper Use of Company Resources

Our Company resources should only be used for Company business. Employees, officers, and directors must follow our Company controls and policies designed to protect resources such as equipment, data, and electronic networks against theft and fraud.  Dishonest acts by employees, officers, or directors against our Company, vendors, or customers are not tolerated and may result in prosecution and/or loss of your employment.

If you have a computer, remember that software and information residing on the computer is considered Company property.  Licensed software or documentation must be used in accordance with licensing agreements, and should not be duplicated without permission.  You are responsible for safeguarding any logins and passwords which provide access to Company networks

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Remember that e-mail is not private, even though it appears to be.  You will be held responsible for what you say in an e-mail message.  Do not use your Company e-mail address for personal mail or anything other than Company business unless you have specific permission from your supervisor.

Keep In Mind

Information stored on Company equipment including voice mail, e-mail and data is subject to review at Company discretion.

Use of Company Resources: Questions and Answers

I volunteer for a local organization that works with underprivileged kids. May I use Company equipment to copy flyers for a fundraiser?

We encourage participation in community activities. However, your supervisor should specifically approve use of Company resources to support those activities.

I travel on Company business. Can I use my frequent flier miles for personal travel?

Yes, you can keep your frequent flier miles for personal use.  However, you cannot direct a travel agent to book your flight on a particular airline (at a higher cost) or engage in improper practices just to get frequent flier miles.

Is it okay for me to use my office computer after business hours for work-related outside courses?

It may be okay if the course is related to your job, but you should check with your supervisor first.

Can I use my Company e-mail to send mail to friends in other companies?

Our Company e-mail system should not be used for any correspondence you would not put on standard Company letterhead.  The email you exchange with friends on a Company network may be accessed or read by our Company at any time.  Information transmitted on the network that violates any law or is deemed to be offensive or inappropriate may subject you to disciplinary action.

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Obligations to Customers, Competitors, and Regulators

Our Company is committed to providing products and services that meet or exceed our customer needs, and to competing openly and fairly in compliance with all laws.

Customer Satisfaction

Our commitment to customer satisfaction means that we provide products and services of the highest quality, safety, and reliability.  Employees, officers and directors are expected to follow all quality assurance guidelines and procedures without compromise.

All of our products and services will meet or exceed the performance and quality expectations of our customers, our contractual obligations, and the requirements of the law.

When fulfilling government contracts, it is particularly important to follow contract requirements to the letter.  Even apparently trivial changes and deviations may be seen as "product substitution" and result in liability for individual employees, officers, and directors or our Company.

Keep In Mind

Be sure all records involved in the manufacture, test, or support of our products and services are completely accurate.

Customer Satisfaction: Questions and Answers

Sometimes the rules and regulations get in the way of getting a job done. Which is more important, finishing a job or worrying about procedures?

Always follow proper procedures. Circumventing procedures is not acceptable. If certain procedures have become outdated or no longer add value to the process, suggest a change to your supervisor.

My supervisor asked me to skip some required testing in order to make a production deadline. What should I do?

Do not skip the tests.  No matter who asks you to do something, if you know it is wrong, you should refuse to do it.  If you are uncomfortable talking to your supervisor about the situation, contact your supervisor's manager or your Human Resources representative.

Sometimes customers, vendors, or providers don't want to deal with the paperwork we require. Does customer satisfaction mean it's okay to let it slide sometimes?

There are good reasons for complete forms and statements. Good service means we make it as easy as possible to complete the paperwork, but it doesn't mean we ignore it.

Fair Competition and Anti-Trust Regulations

Our Company is committed to compete ethically and in compliance with laws that foster competition in the marketplace.

To learn about our competitor's products, services, and prices, we use publicly available information such as published articles, market analyses, or reports.  Employees, officers, and directors should not seek or accept a competitor's confidential information or discuss customers, territories, or price lists with competitors.

We advertise, promote, and label our products and services in a factual, honest, informative way, in compliance with all laws and requirements.  Publicly disseminated materials will never be deceptive, false, or misleading.

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Antitrust Regulations

The United States and many other nations have antitrust and other trade laws and regulations that mandate free and fair competition.  These laws must be obeyed.  Our Company and our employees, officers, or directors will not have discussions or reach agreements with competitors, whether formal or informal, written or unwritten, which may inhibit free and open competition.  This includes discussions or agreements on prices, costs and profits; credit terms or any condition of sale; submissions of bids, offers or decisions to quote or not to quote; allocation of markets, orders, customers or discussion of sales territories; limits on production, production facilities or distribution methods; or boycotts of suppliers or customers.

Violations of antitrust laws, whether deliberate or accidental, expose our Company and employees, officers, or directors to serious civil or criminal penalties or lawsuits.  If any issues arise concerning antitrust compliance, consult your supervisor or Human Resources representative immediately.

Discussions And Exchange Of Information With Competitors

Communication with a competitor on subjects as to which an understanding with the competitor would be illegal is, in antitrust litigation, likely to serve as important evidence of the existence of an understanding, particularly if the communication is accompanied or followed by similarity of action.  The prohibitions set forth are thus intended to avoid antitrust prosecutions which, though based on merely circumstantial evidence, may nevertheless be difficult to defend successfully.

Accordingly, no employee shall discuss with a competitor or any third party acting for a competitor, or otherwise furnish to or accept from a competitor or third party acting for a competitor, information on any subject as to which an understanding is prohibited or can be considered a violation of antitrust laws unless in the opinion of legal counsel, such discussions or transmittal of information would neither violate the antitrust laws nor furnish a reasonable basis for inferring such a violation.

Participation In Trade Associations And Other Associations And Other Meetings With Competitors

Employees participating in trade association programs or meetings should not remain present:

at any surreptitious meeting of competitors;
  at any meeting where there is a discussion by competitors of any subject which the Company's employee is precluded from discussing by the our policies on discussions and exchange of information with competitors; and

  at any informal meeting of the competitor members of a trade association held for the purpose of discussing business matters without observing formal procedural requirements established by such trade associations for its business meetings.

Employees should also be aware that participation in standard development and product certification activities, which impact competitors or suppliers, may raise antitrust concerns.  Before participating in committees or organizations, which develop standards or certify products, employees should consult with Company legal counsel.

Keep in Mind

Always compete without misrepresentation and deal fairly with our customers.

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Fair Competition and Antitrust: Questions and Answers

I recently received confidential information about a competitor. I didn't ask for it, but now that I have it, what should I do?

Forward the information to your supervisor or Human Resources representative. Do not read or copy the material.

A competitor has been making false and misleading statements about our Company products and services. Shouldn't we respond?

The competitor's tactic is unfair, but responding in kind is against our policy. Continue to emphasize the positive aspects of our products and services and respond only with facts and references.

At a meeting of a professional association, the members informally discussed a plan to divide their sales territories to reduce competition.  I declined to join them when they asked me to, but what should I say if this happens again?

This could be considered an antitrust violation.  If it happens again, you should immediately excuse yourself from the meeting and state that you cannot be part of such a discussion.  If your integrity might have been compromised by your presence at this discussion, report the matter to your supervisor.

I will be attending a trade association meeting next month. May I discuss our chances of receiving a contract award with other bidders who will be there?

No. You should not discuss contract awards, prices, bids, terms of contracts, or similar proprietary business information with employees of competing firms.

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Protecting Important Information

The records, files, data, and technical information of our Company are vital to our success and must be protected as a precious resource.

Confidential Information

Confidential information may include trade secrets, employee or personnel records, medical records, business plans and proposals, sales forecasts, marketing strategies, client and customer lists, pricing or pricing strategies, construction plans, vendor supply data, new business leads, and information about research and development.

You are responsible for safeguarding all confidential information under your control.  Use the information for Company business only.  Disclose it only to those people with a legitimate need to know.  Don't discuss it with people outside our Company, including family.  Don't leave confidential records or documents out where they can be easily read by others.

We respect the trade secrets, copyrights, and trademarks, and patent rights of others.  Unauthorized duplication of copyrighted material (printed or electronic), copyrighted computer software, or recorded materials, violates copyright laws and is prohibited.

If you are a new employee, do not disclose the confidential information of your previous employer.  Likewise, if you leave our Company, be aware that your obligation to protect our confidential information still applies.

Improper disclosure or receipt of confidential information can expose our Company to legal liabilities and the loss of intellectual property rights.  In conducting business, don't ask for information to which you are not entitled or disclose information that should remain private.  This applies not only to our Company information, but information that belongs to a third party such as a supplier, customer or competitor.

Keep In Mind

Be careful about discussing confidential internal Company information, even with other employees, unless it is necessary in their job.

Confidential Information: Questions and Answers

I understand that the information I work with in my job is considered "Confidential." Does that mean I can't talk about it to anyone, even other employees?

Confidential means that the information is considered private and should be kept secure.  Only discuss information with those who have a "need to know" in their job.  If you have doubts, ask your manager to clarify the situation for you.

When I went into a conference room where a meeting with a supplier had just ended, I found some documents labeled "Confidential." What should I have done?

First of all, though it might be tempting, don't read through the documents.  Try to locate the manager who ran the meeting and turn the documents over to him or her.  If you're unable to find the manager, turn the documents over to your own supervisor.  Do not leave the documents in the room or throw them away.

I was browsing on the Web and found some information about our market. I downloaded the article and I would like to use it in a proposal I'm writing. Do copyright laws apply on the Internet?

Material on the Internet may be copyrighted and if it is, you will need permission to use the material.  Contact the author to obtain permission, and when you use the material, be sure to credit its source.

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Insider Trading

"Insider trading" is the purchase or sale of securities while in possession of "material inside information" that is not public and may affect the price of the Company's stock.

Some examples of "material inside" or "insider" information include financial forecasts or results; product information; marketing plans; proposed acquisitions or divestitures; and strategic plans or information about significant changes or developments.

U.S. Securities laws use the term "insider" to refer to the type of information involved, not to the status or position of the person with respect to our Company.  It is possible for you to acquire inside information about our Company or other companies through the normal course of business, regardless of your position in our Company.

Information is considered "public" once there has been a public announcement of the information by our Company, such as an announcement through radio, television, news wire services, or in a document like an annual report or prospectus.  Once the information is public, it no longer compromises the trading of stock.

Keep In Mind

Insider trading also includes "tipping" or telling others about insider information.  If another person buys or sells securities based on your tip, you could be guilty of insider trading even if you yourself do not trade.

Insider Trading: Questions and Answers

My work leads me to believe that one of our customers will soon be awarded a large contract. Can I buy stock in this supplier?

No.  You may not buy stock if the information is not available to the general public.  The Securities and Exchange Commission would consider it "insider information" and this could lead to civil or criminal penalties.

I heard that one of our suppliers is about to acquire another company.  The acquisition will probably increase the stock price.  Can I buy stock now?  And if I can't do it, can I tell my brother about this stock tip?

No.  If the information is not public, then your decision to buy stock, or advising another to buy it, is based upon knowledge of  "material inside information" and subject to civil or criminal penalties.

In my job I have access to our earnings information before it is released.  A close friend who is an employee was curious about the numbers.  She knows I can't say anything directly, but if she asks me for hints about profits, can I give her a rough idea?

Disclosures of any type are inappropriate.  This includes general statements, hints, gestures, or confirmation of a guess.  It is improper to ask for or divulge such information before it is publicly released.

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Accurate Company Records

The law requires our Company books and records to accurately reflect the transactions represented.  Falsifying Company records, including financial records, leases, procedural codes, and equipment service records, is a serious offense and may result in prosecution and/or loss of employment.

Recording data in a timely and accurate manner protects our Company resources and also meets the expectations of those people, including customers, investors, and suppliers, who rely on the accuracy of our books, records, and written communications to perform their jobs.

When doing business with local or federal government, Our Company and our employees, officers, and directors will comply with the federal, state and local laws and regulations, which govern contract awards and procurement.  Be aware of all regulations and reporting requirements when dealing with government agencies, and if you are not sure, ask for advice from legal counsel or your supervisor.

Keep In Mind

The integrity of our Company books and records depends on the integrity of each individual transaction.

Accurate Company Records: Questions and Answers

When I ordered some supplies recently, my supervisor told me to log the charge against another expense category.  He explained that our supply budget couldn't handle the expense, and that it all comes out in the wash anyway.  What should I have done?

You should not knowingly make an incorrect record in the books and records of our Company.  Explain this to your supervisor.  If your supervisor persists, you should contact your Human Resources representative for advice.

I want to join a professional organization, but my supervisor told me our Company wouldn't pay for my dues.  I really think the organization will help me in my job, so I figure it wouldn't really be wrong if I paid the dues myself then submitted an expense report for something else to recover my money.

Submitting a false expense report is wrong, no matter what the circumstances.  Try again to explain the benefits of joining this group.  If the answer is still no, you need to decide if the personal benefits of joining the group warrant your paying the dues yourself.

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Representing Our Company to the Public

Our Company encourages employees to actively participate in community and political affairs.

Involvement in Charitable and Political Activities

Our Company is a vital part of the community, and we encourage employees, officers, and directors to be good citizens by contributing to the community and participating in the political process.  However, as an employee, you must keep these activities separate from your work.  Pursue them on your own time, and as an individual private citizen, not as a representative of our Company.

Our Company will comply with all national, state, and local laws regulating participation in political affairs, including political contributions.  We will not pressure any employee to make political contributions to individual campaigns, political parties, or political action committees.

Lobbying, the practice of communicating with elected officials in order to influence legislation, is strictly regulated.  To ensure that our Company meets all legal requirements for lobbying, registration, and reporting activities, any lobbying activities should be centrally coordinated.  Only employees with prior training and approval may meet with any government officials or employees to communicate our Company position on a particular issue.

Keep In Mind

If you speak on public issues, you should do so as an individual citizen. Do not to create the impression that you are representing the views of our Company unless specifically authorized.

Charitable and Political Activities: Questions and Answers

My supervisor asked me for a contribution to support his political candidate. Is that appropriate?

No. Even if your supervisor is not pressuring you, the request is inappropriate and coercive.

My co-worker's wife was in an accident. She has a rare blood type and we want to "put out the call" for blood donors via Company e-mail. Can we do this?

You can use the e-mail system for this purpose with management approval.  In exceptional circumstances involving the safety, health and welfare of a member of our Company community, solicitations for charitable causes may be allowed on Company premises or through our Company computer network.

I want to send a letter to my Senator, via our Company network, expressing my opinion about a legislative issue. Can I do this?

Employees are encouraged to take part in the political process.  However, you may not use the Company network to send the letter. Even if you make it clear that you are expressing your personal opinion, persons outside our Company might misconstrue it to be our Company's opinion.  Remember, our Company mail system and all correspondence sent over it are Company property.

Communications with the Public or Media

Only those employees specifically trained to communicate with the public or the media should speak on behalf of the Company.  These trained employees will ensure that all communications are accurate and consistent while still protecting our Company's interests.  Other employees should refer any inquiry concerning Company matters to an appropriate Company spokesperson.

If you express a personal view in a public forum, such as a letter to the newspaper, do not use Company letterhead or Company e-mail.

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Keep In Mind

In community, professional, and cultural activities, make it clear that you are not speaking on behalf of our Company.

Communications With the Public: Questions and Answers

A reporter called to ask for a comment in connection with my work. I knew the answer to his question, but I wasn't sure if I should tell him what he wanted to know.

You should not answer any questions from reporters.  Refer the reporter to your supervisor or Human Resources representative.  They will determine the nature of our Company response and contact you if your involvement is required.

I have been asked to make a presentation at a trade association meeting. Is this okay?

Yes, but if the presentation involves your work at our Company, it requires management approval.  In situations like this, both you and our Company should be sensitive to issues related to the protection of confidential information.

I got a call from a company asking for a reference for a former co-worker. How should I have handled this?

Employees can give personal references for co-workers (for example, if they are applying to a program of study or adopting a child).  However, if the questions involve dates of employment or evaluation of performance, refer the call to Human Resources.

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Your Personal Commitment

I acknowledge that I have received a copy of the Code of Business Ethics and Conduct.

I understand that each employee is responsible for knowing and adhering to the policies described in the Code of Business Ethics Conduct.

Signature_______________________________ Date __________

Employee Name________________________________

Job Title ____________________

Please return the signed commitment to your manager.

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